Exhibit 10.1

PENN VIRGINIA RESOURCE GP, LLC

ANNUAL INCENTIVE PLAN

Effective as of May 12, 2011

PENN VIRGINIA RESOURCE GP, LLC

ANNUAL INCENTIVE PLAN

1. Definitions. As used in this Plan, the following terms shall have the meanings herein specified:

1.1 Affiliate - means, with respect to any entity, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the entity in question. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2 Board of Directors - means the Board of Directors of the Company.

1.3 Cause - means: (i) the willful and continued failure by Participant to substantially perform Participant’s duties with the Company or any Affiliate (other than any such failure resulting from a Disability), (ii) Participant is convicted of a felony, (iii) Participant willfully engages in gross misconduct materially and demonstrably injurious to the Company or any Affiliate or (iv) Participant commits one or more significant acts of dishonesty as regards the Company or any Affiliate. For purposes of clause (i) above, no act, or failure to act, on Participant’s part shall be deemed “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s act, or failure to act, was in the best interest of the Company. In the case of clause (i) above, the determination of whether Cause exists shall only be made within thirty (30) days following the delivery of a written demand for substantial performance to the Participant by the Board of Directors, or any employee of the Company or an Affiliate with supervisory authority over the Participant, that specifically identifies the manner in which the Board of Directors or such supervising employee believes that the Participant has not substantially performed the Participant’s duties.

1.4 Change of Control - means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:

(a) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership;

(b) Any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (A) equity securities of the Company representing more than 50% of the combined voting power of the Company or (B) equity securities of the Partnership representing more than 75% of the combined voting power of the Partnership; or

(c) The equity security holders of the Partnership approve the consummation of a merger or consolidation of the Partnership with any other entity, other than a merger or consolidation which would result in the voting securities of the Partnership immediately outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Partnership outstanding immediately after such merger or consolidation.

Annual Incentive Plan

1.5 CIC Incentive Award - means the incentive award payable in cash following a Change of Control, as described herein at Section 8.4.

1.6 CIC Participant - means a Participant:

(a) whose employment was terminated by the Company (other than for Cause) on or following the Change of Control, but before payment of the CIC Incentive Award; or

(b) whose employment was terminated by the Company (other than for Cause) before the Change of Control; or

(c) who terminated employment for one of the following reasons:

(1) a reduction in the Participant’s authority, duties, titles, status or responsibilities from those in effect immediately prior to the Change of Control or the assignment to the Participant of duties or responsibilities inconsistent in any respect from those of the Participant in effect immediately prior to the Change of Control, but excluding any action or omission by the Company that is immaterial, isolated, insubstantial and inadvertent and which was not taken in bad faith by the Company and is remedied by the Company promptly after receipt of notice thereof given by the Participant; or

(2) a reduction by the Company in either the Participant’s annual base salary or guideline (target) bonus that results in an annual base salary or guideline (target) bonus of which is less than 95% of what was in effect immediately prior to the Change of Control; or

(3) the failure of the Company to continue in effect any material incentive compensation plan or arrangement (unless replacement plans providing Participant with substantially similar benefits are adopted) or the Company takes any action that would adversely affect Participant’s participation in any such plan or arrangement or reduce Participant’s incentive compensation opportunities under such plan or arrangement, as the case may be; or

(4) the Company requires the Participant to be based anywhere other than the Participant’s then present work location or a location within fifty (50) miles from the then present location; or

(5) with respect to any Participant who is a member of the Company’s Board of Directors immediately prior to the Change of Control, any failure of the members of the Company to elect or re-elect, or of the Company to appoint or re-appoint, the Participant as a member of such Board of Directors;

(d) who was, immediately before the Change of Control, eligible for a prorated award under the provisions of Section 8.3; or

(e) who was employed by the Company on the date of the Change of Control and who does not incur a termination for Cause before payment of the CIC Incentive Award, in the event that, prior to the end of the calendar year in which the Change of Control occurred, either:

(1) the Plan is terminated; or

(2) the performance measures and/or performance targets for the applicable Plan Year are changed or modified, resulting in a decrease in the amount of any CIC Incentive Award otherwise payable.

Annual Incentive Plan

provided, however, that (i) in the case of a Participant whose employment terminates under subsection 1.6 (b) the Change of Control actually occurs within (1) one year following the employment termination and, (ii) in the case of a termination under subsection 1.6 (c) (1)-(4), the Participant shall give the Company notice within 90 days following an act or omission to act by the Company hereunder that would constitute a reason for Participant resignation under subsection 1.6 (c)(1)-(4), and the Company shall have 30 days from the date of such notice to cure the circumstances or events giving rise to Participant’s right to resign under subsection 1.6 (c)(1)-(4), if capable of being cured, so as to eliminate the existence of good reason (pursuant to subsection 1.6 (c)(1)-(4)), for Participant’s resignation, and, in the event the Company does not cure such circumstances or events, then unless the Participant terminates his or her employment upon the expiration of the foregoing 30-day cure period, Participant’s continued employment after the expiration of such 30-day cure period shall constitute Participant’s consent to, and a waiver of Participant’s rights with respect to, such act or failure to act. Participant’s right to terminate Participant’s employment for good reason (pursuant to subsection 1.6 (c)(1)-(4)). Participant’s determination that an act or failure to act constitutes good reason shall be presumed to be valid unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Participant;

and provided further, if Participant terminates his or her employment with the Company prior to, but within six months of, the date on which a Change of Control occurs, and it is reasonably demonstrated by a Participant that such termination of employment by Participant under the circumstances would have constituted good reason to terminate under subsection 1.6 (c) (1)-(4) if the circumstances arose on or after a Change of Control, then such termination shall be deemed a qualified termination under subsection 1.6 (c) (1)-(4)

1.7 CIC Short Period - means the portion of the Plan Year from January 1 to the date of the occurrence of a Change of Control.

1.8 Company - means Penn Virginia Resource GP, LLC, a Delaware limited liability company. The term “Company” shall include any successor to Penn Virginia Resource GP, LLC, any subsidiary or Affiliate thereof that has adopted the Plan, or any entity succeeding to the business of Penn Virginia Resource GP, LLC or any subsidiary or Affiliate, by merger, consolidation, liquidation, or purchase of assets or equity, or similar transaction.

1.9 Committee - means the Compensation and Benefits Committee of the Company’s Board of Directors.

1.10 Disability - shall have the meaning given such term in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

1.11 Incentive Award - means the award granted to a Participant.

1.12 Participant - means a person participating or eligible to participate in the Plan, as determined under Section 5.

1.13 Partnership - means Penn Virginia Resource Partners, L.P., a Delaware limited partnership, and its subsidiaries.

1.14 Person - means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

Annual Incentive Plan

1.15 Plan - means the Company’s Annual Incentive Plan as set forth herein, and as the same may be amended from time to time.

1.16 Plan Year - means the performance (calendar) year.

1.17 Pro-Rated Incentive Award - For purposes of Section 8.3(a) and (b) means an amount equal to the Incentive Award otherwise payable to a Participant for the Plan Year in which the Participant’s initiation of employment with the Company (new hires) or termination of employment with the Company (other than for Cause) is effective, multiplied by a fraction, the numerator of which is the number of full and partial months in the applicable Plan Year beginning on the date such Participant’s employment with the Company began or through the date of termination of such Participant’s employment, as applicable, and the denominator of which is twelve (12). For purposes of Section 8.3(c) means an Incentive Award equal to the sum of (i) the amount equal to the Incentive Award payable to the Participant for the Plan year based on the Participant’s previous position, multiplied by a fraction, the numerator of which is the number of full and partial months of the applicable Plan year in which the Participant was in the previous position and the denominator of which is twelve (12), and (ii) the amount equal to the Incentive Award payable to the Participant for the Plan year based on the Participant’s new position, multiplied by a fraction, the numerator of which is the number of full and partial months of the applicable Plan year in which the Participant has been in the new position and the denominator of which is twelve (12).

1.18 Retirement - means the voluntary termination by a Participant of the Participant’s employment with the Company after such Participant has become Retirement Eligible.

1.19 Retirement Eligible - means a Participant has attained age 62 or such younger age as determined by the Committee.

1.20 Years of Service - means any calendar year in which an employee of the Company is paid or entitled to be paid for 1,000 hours of service.

2. Purpose. The purpose of this Plan is to motivate management and the employees of the Company and its Affiliates who perform services for the Partnership to collectively produce outstanding results, encourage superior performance, increase productivity, and aid in attracting and retaining key employees.

3. Plan guidelines. Any potential awards granted pursuant to the Plan are subject to the determination by the Committee that the performance goals for the applicable periods have been achieved. The Plan is an additional compensation program designed to encourage Participants to exceed specified objective performance targets for the designated period. The Committee will review the Partnership’s performance results for the designated performance period, and thereafter will determine whether or not to approve awards under the Plan.

4. Performance Targets.

4.1 Designation of Performance Targets. The Company’s Chief Executive Officer shall recommend, subject to approval by the Committee, the performance measures and performance targets to be used for each Plan Year in determining the Incentive Awards to be paid under the Plan. Performance targets may be based on Partnership, business unit and/or individual achievements, or any combination of these, or on such other factors as the Company’s Chief Executive Officer, subject to the approval of the Committee, may determine. Different performance targets may be established for different participants for any Plan Year. Satisfactory results, as determined by the Committee in its sole discretion, must be achieved in order for an Incentive Award to be made pursuant to the Plan.

4.2 Equitable Adjustment to Performance Measure Results. At its discretion, the Committee may adjust actual performance measure results for extraordinary events or accounting adjustments

Annual Incentive Plan

resulting from significant asset, stock, partnership, or other similar purchases or dispositions or other events not contemplated or otherwise considered by the Committee when the performance measures and targets were set.

5. Participants. The Committee, in consultation with the Company’s Chief Executive Officer, will designate members of management and employees of the Company and its Affiliates as eligible to participate in the Plan. Employees so designated shall be referred to as “Participants.”

6. Participation Levels. A Participant’s designated level of participation in the Plan, or target Incentive Award, will be determined under criteria established or approved by the Committee for that Plan Year or designated performance period. Levels of participation in the Plan may vary according to a Participant’s position and the relative impact such Participant can have on the Company’s and/or Affiliates’ operations. Care will be used in communicating to any participant his performance targets and potential performance amount for a Plan Year. The amount of target Incentive Award a participant may receive for any Plan Year, if any, will depend upon the performance level achieved (unless waived) for that Plan Year, as determined by the Committee. No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of awards need not be the same respecting each Participant.

7. Award Payout. Incentive Awards typically will be determined after the end of the Plan Year or designated performance period. Awards will be paid in cash annually, unless otherwise determined by the Committee. The Committee will have the discretion, by Participant or all Participants, to adjust some or all of the amount of any Incentive Award that otherwise would be payable by reason of the satisfaction of the applicable performance targets. In making any such determination, the Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance. Notwithstanding the foregoing, payment of Incentive Awards will be made within two and one-half (2-1/2) months following the end of the Plan Year.

8. Termination of Employment.

8.1 Voluntary Termination. Except as specifically provided in any other agreement with an employee of the Company, or except in the event of a Change of Control, if a Participant terminates his or her employment with the Company for any reason (other than Retirement, death, Disability, or approved leave of absence) prior to December 31 of any Plan Year, such Participant will not receive payment of the Incentive Award for such Plan Year, and will forfeit any right, title or interest in such Incentive Award, unless and to the extent waived by the Committee in its sole discretion; provided, however, that a Participant who is Retirement Eligible, and who terminates voluntarily his or her employment with the Company prior to December 31 of any Plan Year, will be paid a Pro-Rated Incentive Award, as provided in Section 8.3, hereof.

8.2 Termination for Cause. A Participant will not receive payment of any Incentive Award for a particular Plan Year if the Participant’s employment with the Company is terminated for Cause prior to the payment of such Incentive Award.

8.3 Proration of Incentive Award.

(a) A Pro-Rated Incentive Award, reflecting participation for a portion of the Plan Year, will be paid to any Participant whose employment status changed during the year as a result of:

(1) death;

(2) Disability

(3) Retirement;

Annual Incentive Plan

(4) voluntary termination, or resignation, of employment by a Participant who, at the time of such voluntary termination or resignation, is Retirement Eligible;

(5) approved leave of absence; or

(6) termination at the Company’s request (other than for Cause).

(b) Newly-hired employees and part-time employees who are Participants also will receive a Pro-Rated Incentive Award.

(c) If the Participant has a change in level of employment after the beginning of the Plan Year, the Participant will receive a Pro-Rated Incentive Award, with pro-ration based on the length of time and guideline percentage in the previous and new position, as more particularly described in Section 1.17.

(d) Unless otherwise required by applicable law, any Pro-Rated Incentive Award payable hereunder will be paid on the date when awards are otherwise payable as provided in the Plan.

8.4 Change of Control. Upon the occurrence of a Change of Control, the terms of this Section 8.4 shall immediately become operative, without further action or consent by any person or entity, and once operative shall supersede and control over any other provisions of this Plan:

(a) Acceleration. The CIC Incentive Award shall be payable in cash to all CIC Participants within thirty (30) days following the occurrence of a Change of Control (or as soon as it is practicable to determine the level of attainment of applicable performance targets under subsection 8.4(a)(1)), but in no event later than two and one-half (2 1/2) months following the end of the Plan Year in which the Change of Control occurred). Such award shall be calculated according to the terms of the Plan, except as follows:

(1) the level of attainment of applicable performance targets shall be determined based upon the performance of the Partnership for completed months from January 1 through the date of the Change of Control.

(2) The amount of the CIC Incentive Award shall be equal to the respective award adjusted to reflect the level of attainment of applicable performance targets, multiplied by the number of full and partial months in the CIC Short Period divided by twelve (12).

(3) Notwithstanding anything herein to the contrary, no action taken by the Committee or the Board of Directors after a Change of Control, or before, but in connection with, a Change of Control, may: (i) terminate or reduce the CIC Incentive Award or prospective CIC Incentive Award payable to any Participant in connection with such Change of Control without the express written consent of such Participant; or (ii) adversely affect a Participant’s rights under subsection 8.4(b) in connection with such Change of Control.

(b) Attorney’s Fees. The Company shall pay all reasonable legal fees and related expenses incurred by or with respect to a Participant during his lifetime or within ten (10) years after his death in seeking to obtain or enforce payment of the CIC Incentive Award to which such Participant may be entitled under the Plan after a Change of Control; provided, however, that the Participant (or a Participant’s representative) shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant (or a Participant’s representative) was frivolous or advanced in bad faith. Reimbursement shall be made on or before the close of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement under this provision in one calendar year may not affect the amount of expenses eligible for reimbursement under this provision in any other calendar year.

Annual Incentive Plan

9. Amendment and Termination. The Committee, at its sole discretion, may amend the Plan or terminate the Plan at any time (except as otherwise set forth in Section 8.4).

10. Administration. The Committee may delegate the responsibility for the administration and operation of the Plan to the Chief Executive Officer (or designee) of the Company or any participating Affiliate. The Committee (or the person(s) to which administrative authority has been delegated) shall have the authority to interpret and construe any and all provisions of the Plan, including all performance targets and whether and to what extent achieved. Any determination made by the Committee (or the person(s) to which administrative authority has been delegated) shall be final and conclusive and binding on all persons.

11. Indemnification. Neither the Company, any participating Affiliate, nor the Board of Directors, or any member or any committee thereof, of the Company or any participating Affiliate, nor any employee of the Company or any participating Affiliate shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith; and the members of the Company’s Board of Directors, the Committee and/or the employees of the Company or any participating Affiliate shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omission and conduct in their official capacity with respect to the Plan.

12. General provisions.

12.1 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and/or a participating Affiliate and a Participant, and nothing in this Plan shall confer upon any Participant any right to continued employment with the Company or a participating Affiliate, or to interfere with the right of the Company or a participating Affiliate to terminate a Participant’s employment, with or without cause.

12.2 Minimum Benefits. All benefits provided hereunder to Participant shall be considered minimum benefits; if the Participant determines that the benefits provided under any other agreement between the Participant and the Company are more valuable to the Participant than the comparable benefits offered under this Plan, Participant may elect to receive the more valuable benefits. No terms of this Plan shall serve to modify, amend or terminate any benefits offered under such other agreement.

12.3 Interests Not Transferable. No benefits under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind, and any attempt to do so shall be void.

12.4 Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee or its designee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee or its designee may select, and each participating Affiliate shall be relieved of any further liability for payment of such amounts.

12.5 Controlling Law. To the extent not superseded by federal law, the law of the State of Delaware shall be controlling in all matters relating to the Plan.

12.6 No Rights to Award. No person shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of participants. The terms and conditions of awards need not be the same with respect to each recipient.

12.7 Severability. If any Plan provision or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under the law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

Annual Incentive Plan

12.8 No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

12.9 Headings. Headings are given to the sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision of it.

12.10 Tax Withholding. The Company and/or any participating Affiliate may deduct from any payment otherwise due under this Plan to a Participant (or beneficiary) amounts required by law to be withheld for purposes of federal, state or local taxes.

Annual Incentive Plan